Exhibit 99.1

      Puget Energy CEO Stephen P. Reynolds Joins UNOVA Board of Directors

    EVERETT, Wash.--(BUSINESS WIRE)--Jan. 3, 2005--Stephen P. Reynolds, President and Chief Executive Officer of Puget Energy and its utility subsidiary Puget Sound Energy, has been elected to the UNOVA, Inc. board of directors. UNOVA (NYSE:UNA) divisions specialize in automatic data collection technologies such as RFID (radio frequency identification), wireless networking, mobile computing and industrial manufacturing systems.
    Reynolds has three decades of experience in both the natural-gas and electric power business, including significant accomplishments in energy matters at the state and federal levels, both within North America and internationally. He formerly was Chief Executive Officer of Reynolds Energy International and also served for 10 years as CEO of Pacific Gas Transmission Company of Portland, Oregon.
    "Steve Reynolds' depth of international experience and his well-proven record of leadership makes him a strong addition to our board," said UNOVA CEO Larry Brady.
    Reynolds, 56, has a bachelor's degree in economics from the University of California-Berkeley and a master's in business administration from the University of Oregon.
    In addition to his responsibilities with Puget Energy, Reynolds serves on the boards of directors for the following organizations: the ArtsFund and the 5th Avenue Theatre, both of Seattle; the Nature Conservancy of Washington; the Washington Roundtable; Oregon Steel Mills; the Edison Electric Institute, and the American Gas Association.

    About UNOVA

    UNOVA is a leading supplier of automated data collection, wireless networking and mobile computing systems for industrial, distribution and government markets. The company also designs and builds manufacturing systems, primarily for the global automotive and aerospace industries.
    For investor information, contact Director Kevin McCarty,
425-265-2472, kmccarty@unova.com. For more information about UNOVA, visit www.unova.com.



    CONTACT: UNOVA Investor Relations
             Kevin McCarty, 425-265-2472
             kmccarty@unova.com